Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

VERTICAL DATA INC.

Vertical Data Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”) for the purpose of amending its Articles of Incorporation (the “Articles of Incorporation”) in accordance with Chapter 78 of the Nevada Revised Statutes (as amended from time to time, the “NRS”), does hereby make and execute this Certificate of Amendment (“Certificate of Amendment”) to the Articles of Incorporation, and does hereby certify that:

1.	Purpose: The provisions of the present Section 7 (Purpose/Profession to be practiced) of the Articles of Incorporation of the Corporation are amended by amending and restating Section 7 as follows:

“The Purpose of the Corporation shall be: All lawful activities permitted under the laws of the State of Nevada.”

2.	Authorized Shares: The provisions of the present Section 8 (Authorized Shares) of the Articles of Incorporation of the Corporation are amended by amending Section 8 as follows:

“Number of Authorized shares with par value:	110,000,000	Par value:	$0.0001

Number of shares of common stock with par value:	100,000,000	Par value:	$0.0001

Number of shares of preferred stock with par value:	10,000,000	Par value:	$0.0001

See Annex A of this Certificate of Amendment for a description of the common stock and preferred stock.

The remaining provisions of the present Section 8 shall remain the same.”

3.	Indemnification and Insurance; Limitation of Liability: The provisions of the present Articles of Incorporation of the Corporation are amended by adding a new section entitled “Indemnification and Insurance; Limitation of Liability”, which section is included in Annex A of this Certificate of Amendment.

4.	Amendment of Bylaws: In furtherance and not in limitation of the powers conferred upon it by the NRS, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation (the “Bylaws”). The stockholders may not adopt, amend, alter or repeal the Bylaws unless such action is approved, in addition to any other vote required by these Articles of Incorporation or applicable law, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

5.	The foregoing amendment has been duly adopted in accordance with NRS 78.385.

6.	This Certificate of Amendment shall be effective as of the date and time on which it is filed with the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, I have signed this Certificate this 22nd day of September, 2026.

VERTICAL DATA INC.

By:	/s/ Deven Soni
Name: Deven Soni
Title: President

ANNEX A TO

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

VERTICAL DATA INC.

Section 2.1 Authorized Shares:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares consisting of, and designated as:

(a)	One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

(b)	Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 2.2 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 2.3 Number of Authorized Shares. The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Common Stock or Preferred Stock, or of any series thereof (and for the avoidance of doubt, any right to a separate vote or consent that may otherwise be required under NRS 78.2055, 78.207 or 78.390 is hereby specifically denied), unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 2.4 Common Stock Voting Rights. The voting powers, preferences, limitations, restrictions and relative rights of the Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(ii) Except as otherwise required by applicable law or expressly provided in these Articles of Incorporation, the holders of shares of Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation, and for the avoidance of doubt, any right to a separate vote or consent that may otherwise be required under NRS 78.2055, 78.207 or 78.390 is hereby specifically denied.

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(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (with “Person” defined as any individual, corporation, partnership, limited liability company, unincorporated association or other entity), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 2.4(c).

Section 3.1 Indemnification and Insurance; Limitation of Liability

(A) Indemnification and Insurance of Indemnitees.

(i) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 (which provision of the NRS is also addressed in Section 3.2 of this Certificate of Amendment) or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 3.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Articles of Incorporation, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(ii) Indemnification pursuant to this Section 3 shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iii) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

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(B) To obtain indemnification under this Section 3, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (ii) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (iii) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (iv) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

(C) If a claim under paragraph (A) of this Section 3 is not paid in full by the Corporation within 30 days after a written claim pursuant to paragraph (B) of this Section 3 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the laws of the State of Nevada for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Nevada, nor an actual determination by the Corporation (including the Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) If a determination shall have been made pursuant to paragraph (B) of this Section 3 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this Section 3.

(E) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this Section 3 that the procedures and presumptions of this Section 3 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 3.

(F) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Section 3 shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(G) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 3 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(H) If any provision or provisions of this Section 3 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Section 3 (including, without limitation, each portion of any paragraph of this Section 3 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 3 (including, without limitation, each such portion of any paragraph of this Section 3 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(I) Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater than that provided in this Section 3.

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(J) For purposes of this Section 3:

(i) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Indemnitee” means each director, officer, agent or employee of the Corporation who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as defined below), by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, agent or employee of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise.

(iii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, selected by the Disinterested Directors, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 3.

(iv) “Proceeding” means any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(K) Any notice, request or other communication required or permitted to be given to the Corporation under this Section 3 shall be in writing and either delivered in person or sent by electronic mail, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

(L) The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer or employee, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(M) Any repeal or modification of this Section 3 approved by the Stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Section 3 and any other article of these Articles of Incorporation, the terms and provisions of this Section 3 shall control.

Section 3.2 Limitation of Liability:

The liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the NRS, including without limitation NRS 78.138, as the same exists or may hereafter be amended. If the NRS is hereafter amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended, automatically and without further action, upon the effective date of such amendment. No amendment, modification or repeal of this Section 3.2, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Section 3.2, shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, modification, repeal or adoption with respect to acts or omissions occurring prior thereto. The rights conferred by this Section 3.2 are in addition to, and not in limitation of, the rights conferred by Section 3.1.

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